EXHIBIT 99.1

Colony Bankcorp Reports Second Quarter Results

Company Declares Quarterly Cash Dividend of $0.075 Per Share

FITZGERALD, Ga., July 18, 2019 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $2.1 million or $0.23 per diluted share for the second quarter of 2019 compared with $3.1 million or $0.36 per diluted share for the same quarter last year. For the six months ended June 30, 2019, net income was $4.9 million or $0.56 per diluted share compared with $6.3 million or $0.72 per diluted share for the same period in the prior year.

Results for the second quarter and six months ended June 30, 2019, included charges for acquisition-related expenses as well as gains on other real estate owned ("OREO") property held for sale. Excluding these and other less significant items in both periods, adjusted net income (a non-GAAP financial measure) for the second quarter and six months ended June 30, 2019, would have been $3.1 million or $0.34 per diluted share and $6.0 million or $0.69 per diluted share, respectively, versus $3.1 million or $0.36 per diluted share and $6.2 million or $0.72 per diluted share, respectively, for the second quarter and six months ended June 30, 2018. See the unaudited reconciliation of non-GAAP measures later in this release.

Separately, the Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.075 per share, to be paid on its common stock on August 15, 2019, to shareholders of record as of the close of business on July 31, 2019. This continues the higher rate set in January 2019, an increase of 50%, which reflects the Board’s ongoing confidence in the Company’s strong earnings and capital position and the Company’s prospects for continued attractive growth.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “While our year-over-year net income for the second quarter of 2019 declined, these results do not demonstrate the work we have put in place for long-term growth and profitability. We have realigned our regional loan production structure and added new bankers to the team, which is reflected in our loan volume, and we recorded higher net interest income, on a comparable period basis. This growth was partially offset by an increase in noninterest expense, which included several charges of a nonoperating nature – acquisition-related expenses in the second quarter related to our purchases of LBC Bancshares, Inc. and PFB Mortgage and an impairment loss on assets held for sale – that obscure the stronger underlying organic growth. Our mortgage services division, which had losses primarily due to purchase accounting adjustments, lost $203 thousand and $183 thousand for the second quarter and year to date, respectively, versus income of $21 thousand and $51 thousand for last year’s second quarter and year to date, respectively, will be strengthened as a result of the PFB Mortgage acquisition.

“We have begun to see solid results from these initiatives to grow our loan volume. On an organic basis, excluding loans from acquisitions, core loans increased 3.8% over the same period last year and increased 4.3% from the prior quarter ending March 31, 2019. Further, we continue to expand our efforts to increase loan volume with the recent announcement of the start up of a Small Business Specialty Lending Group and the hiring of two veteran bankers to lead the group. This new unit will expand our participation in government guaranteed loans and expand our footprint into new markets, providing us with the opportunity to service new clients and drive additional fee income.

“We continue to actively refine our management to strengthen and grow our organization,” continued Fountain. “Tracie Youngblood recently joined Colony as Chief Financial Officer, succeeding Terry L. Hester, who is retiring on December 31, 2019, after 42 years with the Company. I wish to thank Terry for all his tireless years of service and look forward to working with Tracie. Also, we realigned the roles of several of our regional executives and appointed M. Eddie Hoyle to the newly created position of Chief Banking Officer. We also promoted Edward Lee Bagwell to Executive Vice President, Chief Risk Officer and General Counsel, J. Stan Cook to Executive Vice President and Chief Credit Officer and hired Lance Whitley as Chief People Officer. These promotions and additions underscore our ongoing efforts to capitalize on our deep management expertise as well as recruit the best people to our growing organization. We look forward to the remainder of the year with a sense of confidence and optimism, supported by attractive business fundamentals, a strong loan production pipeline and the opportunity to welcome new customers.”

Capital
Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.” At June 30, 2019, the Company’s tier one leverage ratio, tier one ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.34%, 12.70%, 13.37% and 10.41%, respectively, compared with 10.17%, 14.87%, 15.74% and 12.02%, respectively, at June 30, 2018.

Net Interest Margin
During the second quarter of 2019, the Company reported net interest income of $11.8 million compared with $10.2 million for the comparable 2018 quarter. For the six months ended June 30, 2019, net interest income was $22.2 million compared with $20.3 million for the comparable 2018 period. Net interest margin for the second quarter of 2019 was 3.57%, up 11 basis points on a sequential quarter basis and flat compared with the year-earlier quarter. Net interest margin for the six months ended June 30, 2019, was 3.52%, reflecting a decrease of four basis points from 3.56% for the first half of 2018. Net interest margin, excluding purchase accounting from the acquisition of LBC Bancshares, Inc. was 3.51%, up five basis points on a sequential quarter basis.

Asset Quality
Asset quality remained solid with continued improvement from a year ago. Substandard assets, which include non-performing assets, totaled $24.6 million at June 30, 2019, compared with $24.4 million at June 30, 2018. Substandard assets adjusted for SBA guarantees to tier one capital plus loan loss reserve ratio was 15.36% and 17.58% at June 30, 2019 and June 30, 2018, respectively. Non-performing assets increased to $11.6 million or 1.23% of total loans and OREO from $9.2 million or 1.20% at June 30, 2018. OREO totaled $987 thousand at June 30, 2019, reflecting a 72.50% reduction from $3.6 million at June 30, 2018.

In the second quarter of 2019, the company had net loan recoveries of $21 thousand compared with net loan charge-offs of $353 thousand or 0.05% of average loans in the second quarter of 2018, while net loan charge-offs for the first half of 2019 were $797 thousand or 0.10% of average loans compared with $419 thousand or 0.05% of average loans for 2018. The loan loss reserve was $6.8 million or 0.73% of total loans on June 30, 2019, compared with $7.2 million or 0.93% of total loans at June 30, 2018. Loan loss reserve methodology resulted in a $178 thousand loan loss provision for the three months ended June 30, 2019, compared with $44 thousand for the comparable 2018 period and a $310 thousand loan loss provision for the first half of 2019 compared with $70 thousand for the same comparable period in 2018.

Noninterest Income
Total noninterest income increased 33.12% to $6.3 million for the six months ended June 30, 2019, from $4.8 million in the comparable 2018 period. Gain on the sale of OREO property for the year increased $894 thousand and secondary mortgage fee income increased $356 thousand.

Noninterest Expense
Total noninterest expense increased 28.61% to $22.0 million for the six months ended June 30, 2019, from $17.14 million in the comparable 2018 period. Salaries and employee benefit expenses increased 17.55%, occupancy expense increased 7.11% and other noninterest expense increased 58.15% from the 2018 comparable period. The efficiency ratio increased to 77.17% for the six months ended June 30, 2019, from 68.63% in the comparable 2018 period. The increase is attributable to an increase in salary and benefits of 1.0 million connected with the Calumet merger and additional headcount with Colony Bank Mortgage, or 56.29% of the overall salary and benefit increase. Also, acquisition expenses increased noninterest expense by $2.1 million or 70.21% of the overall other noninterest expense increase. Accounting for non-GAAP items disclosed later in this release, the adjusted efficiency ratio would have been 71.90% and 69.07%, respectively, for the comparable periods.

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 full-service branches throughout Central, Southern and Coastal Georgia and a full-service website at www.colony.bank. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol CBAN. Follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements
Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the Company’s ability to implement its various strategic initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; and risks related that the anticipated benefits from the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, under the captions “Forward-Looking Statements and Factors that Could Affect Future Results” and “Risk Factors” and in the Company’s quarterly reports on Form 10‑Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Unaudited Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total Noninterest Income	$4,000	$2,324	$6,334	$4,758
Securities Gains	(65)	(116)	(65)	(116)
Realized (Gains) Losses on OREO Property Held for Sale	(854)	157	(851)	43
Adjusted Noninterest Income	$3,081	$2,365	$5,418	$4,685

Total Noninterest Expense	$13,014	$8,601	$22,040	$17,137
Acquisition-related Expenses	(2,076)	(9)	(2,137)	(18)
Impairment Loss on Assets Held for Sale	(151)	(3)	(151)	(3)
Realized Gains on Assets Held for Sale	2	-	2	-
Adjusted Noninterest Expense	$10,789	$8,589	$19,754	$17,116

Net Income Available to Common Shareholders	$2,101	$3,069	$4,936	$6,257
Total Adjustments, Net of Tax*	1,032	42	1,082	(41)
Adjusted Net Income	$3,133	$3,111	$6,018	$6,216

Diluted Earnings Per Share	$0.23	$0.36	$0.56	$0.72
Total Adjustments, Net of Tax*	0.11	-	0.13	-
Adjusted Diluted Earnings Per Share	$0.34	$0.36	$0.69	0.72

* The effective tax rate for the period presented is used to determine net of tax amounts.

Net Income and Diluted Earnings Per Share represented in accordance with Generally Accepted Accounting Principles (“GAAP”). Adjusted Noninterest Income, Adjusted Noninterest Expense, Adjusted Income Taxes, Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current-year and prior-year results, both of which include unusual items of different natures. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

Total Loans Segmented By Legacy and Purchased

	June 30, 2019	March 31, 2019	Dec. 31, 2018	June 30, 2018
Legacy	$796,045	$763,462	$763,640	$766,796
Purchased	139,226	16,529	18,387	-
Total	$935,271	$779,991	$782,027	$766,796

COLONY BANKCORP, INC.
Consolidated Balance Sheets
(in thousands)

	June 30, 2019	Dec. 31, 2018	June 30, 2018

	(unaudited)	(audited)	(audited)
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$13,911	$10,377	$9,900
Interest-Bearing Deposits	58,617	49,778	38,573
Federal Funds Sold	2,884	-	-

Investment Securities
Available for Sale, at Fair Value	409,839	353,066	331,938
Other Investments, At Cost	3,261	2,978	3,382
Loans Held for Sale	3,813	-	-
Loans	935,271	782,027	766,796
Allowance for Loan Losses	(6,789)	(7,277)	(7,159)
Unearned Interest and Fees	(565)	(501)	(541)
	927,917	774,249	759,096
Premises and Equipment	32,909	29,494	28,638
Other Real Estate	987	1,841	3,595
Other Intangible Assets	19,615	759	27
Other Assets	33,219	29,336	29,323
Total Assets	$1,506,972	$1,251,878	$1,204,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-Bearing	$232,311	$192,847	$177,336
Interest-Bearing	1,065,412	892,278	858,550
	1,297,723	1,085,125	1,035,886

Borrowed Money
Subordinated Debentures	24,229	24,229	24,229
Other Borrowed Money	55,063	44,000	53,508
	79,292	68,229	77,737

Other Liabilities	3,448	2,832	2,603

Stockholders’ Equity
Common Stock, Par Value $1 a share; Authorized 20,000,000 Shares, Issued 9,498,937 Shares as of June 30, 2019, 8,444,908 as of Dec. 31, 2018 and 8,439,258 as of June 30, 2018, Respectively	9,499	8,445	8,439
Paid in Capital	43,719	26,064	25,970
Retained Earnings	73,129	69,459	64,643
Restricted Stock - Unearned Compensation	(69)	(86)	-
Accumulated Other Comprehensive Income (Loss), Net of Tax	231	(8,190)	(10,806)
	126,509	95,692	88,246
Total Liabilities and Stockholders’ Equity	$1,506,972	$1,251,878	$1,204,472

COLONY BANKCORP, INC.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(unaudited)	(audited)	(unaudited)	(audited)
Interest Income
Loans, Including Fees	$12,312	$10,065	$22,783	$19,793
Deposits with Other Banks	282	69	563	144
Federal Funds Sold	40	-	41	-
Investment Securities
U. S. Government Agencies	2,352	1,877	4,508	3,788
State, County and Municipal	33	25	58	52
Corporate Debt	31	29	58	57
Dividends on Other Investments	47	44	100	85
	15,097	12,109	28,111	23,919

Interest Expense
Deposits	2,632	1,401	4,754	2,601
Federal Funds Purchased	-	1	-	1
Borrowed Money	641	542	1,175	1,023
	3,273	1,944	5,929	3,625
Net Interest Income	11,824	10,165	22,182	20,294
Provision for Loan Losses	178	44	310	70
Net Interest Income After Provision for Loan Losses	11,646	10,121	21,872	20,224

Noninterest Income
Service Charges on Deposits	1,070	1,031	2,034	2,132
Other Service Charges, Commissions and Fees	1,110	822	2,010	1,611
Mortgage Fee Income	544	182	687	331
Securities Gains (Losses)	65	116	65	116
Other	1,211	173	1,538	568
	4,000	2,324	6,334	4,758

Noninterest Expense
Salaries and Employee Benefits	6,292	5,002	11,663	9,922
Occupancy and Equipment	1,144	979	2,169	2,025
Other	5,578	2,620	8,208	5,190
	13,014	8,601	22,040	17,137

Income Before Income Taxes	2,632	3,844	6,166	7,845
Income Taxes	531	775	1,230	1,588
Net Income	$2,101	$3,069	$4,936	$6,257

Net Income Per Share
Basic	$0.23	$0.36	$0.56	$0.74
Diluted	$0.23	$0.36	$0.56	$0.72
Cash Dividends Declared Per Share	$0.075	$0.05	$0.15	$0.10
Weighted Average Basic Shares Outstanding	9,089,461	8,439,258	8,764,909	8,439,258
Weighted Average Diluted Shares Outstanding	9,089,461	8,612,352	8,764,909	8,634,865

COLONY BANKCORP, INC.
Unaudited Financial Highlights
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EARNINGS SUMMARY
Net Interest Income	$11,824	$10,165	$22,182	$20,294
Provision for Loan Losses	178	44	310	70
Non-interest Income	4,000	2,324	6,334	4,758
Non-interest Expense	13,014	8,601	22,040	17,137
Income Taxes	531	775	1,230	1,588
Net Income	2,101	3,069	4,936	6,257

PER COMMON SHARE SUMMARY
Common Shares Outstanding	9,498,937	8,439,258	9,498,937	8,439,258
Weighted Average Basic Shares	9,089,461	8,439,258	8,764,909	8,439,258
Weighted Average Diluted Shares	9,089,461	8,612,352	8,764,909	8,634,865
Earnings Per Basic Share	$0.23	$0.36	$0.56	$0.74
Earnings Per Diluted Share	$0.23	$0.36	$0.56	$0.72
Cash Dividends Declared Per Share	$0.075	$0.05	$0.15	$0.10
Common Book Value Per Share	$13.32	$10.46	$13.32	$10.46
Tangible Common Book Value Per Share	$11.25	$10.45	$11.25	$10.45

OPERATING RATIOS (ANNUALIZED)
Net Interest Margin (a)	3.57%	3.57%	3.52%	3.56%
Return on Average Assets	0.60%	1.03%	0.74%	1.04%
Return on Average Total Equity	7.43%	13.82%	9.42%	14.00%
Efficiency (b)	82.28%	69.39%	77.17%	68.63%

(a)  Computed using fully taxable-equivalent net income.
(b) Computed by dividing non-interest expense by the sum of fully taxable-equivalent net interest income and non-interest income and excluding security gains/losses.

COLONY BANKCORP, INC.
Unaudited Financial Highlights (Continued)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

AVERAGE BALANCES
Total Assets	$1,409,265	$1,193,274	$1,334,815	$1,199,069
Loans, Net of Reserves	866,841	760,260	820,182	757,089
Deposits	1,219,274	1,027,850	1,155,955	1,034,500
Total Equity	113,161	88,852	104,842	89,407

ASSET QUALITY
Nonperforming Loans	$10,563	$5,632	$10,563	$5,632
Nonperforming Assets	11,550	9,227	11,550	9,227
Substandard Assets	24,643	24,380	24,643	24,380
Net Loan (Recoveries) Charge-offs	(21)	353	797	419
Reserve for Loan Loss to Total Loans	0.73%	0.93%	0.73%	0.93%
Reserve for Loan Loss to Non- performing Loans	64.27%	127.11%	64.27%	127.11%
Reserve for Loan Loss to Non-performing Assets	58.78%	77.59%	58.78%	77.59%

Net Loan Charge-offs to Average Total Loans	0.00%	0.05%	0.10%	0.05%
Nonperforming Loans to Total Loans	1.13%	0.74%	1.13%	0.74%
Nonperforming Assets to Total Assets	0.77%	0.77%	0.77%	0.77%

Nonperforming Assets to Total Loans and Other Real Estate	1.23%	1.20%	1.23%	1.20%
Substandard Assets to Tier One Capital and Allowance for Loan Losses	15.36%	17.87%	15.36%	17.87%

Quarterly Comparative Data (in thousands, except per share data)

	2Q2019	1Q2019	4Q2018	3Q2018	2Q2018
Assets	$1,506,972	$1,279,077	$1,251,878	$1,186,196	$1,204,472
Loans	927,917	772,889	774,249	771,773	759,096
Deposits	1,297,723	1,111,678	1,085,125	1,011,059	1,035,886
Total Equity	126,509	101,066	95,692	88,988	88,246
Net Income	2,101	2,835	2,965	2,695	3,069
Net Income Per Basic Share	0.23	0.34	0.35	0.32	0.36

Key Performance Ratios
Return on Average Assets	0.60%	0.90%	0.97%	0.90%	1.03%
Return on Average Total Equity	7.43%	11.76%	13.18%	12.10%	13.82%
Total Equity to Total Assets	8.39%	7.90%	7.64%	7.50%	7.33%
Tangible Equity to Tangible Assets	7.19%	7.85%	7.59%	7.50%	7.32%
Net Interest Margin	3.57%	3.46%	3.55%	3.57%	3.57%

For additional information, contact:
T. Heath Fountain
President & Chief Executive Officer
(229) 426-6000 (Ext 6012)